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                                                                  EXHIBIT 10.129

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of this 30th day of August, 1999, between BLUEGREEN CORPORATION, a Massachusetts corporation (hereafter "Bluegreen"), having a usual place of business in Boca Raton, Florida, and David D. Philp (hereafter "Employee"), an individual and resident of Florida.

1. GENERAL.

The parties desire to enter into this Agreement to ensure the continued service of Employee to Bluegreen and to ensure Employee of his long-term employment as the Chief Investment Officer of Bluegreen and Senior Vice President of Bluegreen.

The Employee represents that he has, and will continue to have, knowledge of the timeshare development business. The Employee acknowledges that by virtue of his position as Chief Investment Officer and Senior Vice President he will acquire information relating to the affairs of Bluegreen, and, by reason of his position, that this knowledge does and will include proprietary knowledge, trade secrets and all manner of confidential, proprietary and sensitive information.

NOW, THEREFORE, the parties agree further as follows:

2. TERM.

The term of this Agreement shall be for three (3) years from date hereof, provided further that this Agreement shall automatically renew itself at the end of the third year and each year extension for a one year period, unless terminated as provided in paragraph 10 herein.

3. POSITION.

Employee shall be employed as Chief Investment Officer of Bluegreen and Employee shall be elected to the position of Senior Vice President of Bluegreen and serve in that position at the discretion of the board of Directors. Employee shall also serve as a member of Bluegreen's Investment Committee during the term herein. The Investment Committee is responsible for the review and approval of Bluegreen's major investments and acquisitions. As of the date of this Agreement, the members of the Investment Committee include George F. Donovan, President and Chief Executive Officer, John F. Chiste, Senior Vice President, Treasurer and Chief Financial Officer, L. Nicholas Gray, Senior Vice President, Resorts Division, Daniel C. Koscher, Senior Vice President, Land Division and Patrick E. Rondeau, Senior Vice President, Director of Corporate Legal Affairs and Clerk.



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4. DUTIES.

Employee shall have and perform the duties customarily assumed by the Chief Investment Officer of a corporation, which shall include duties over the affairs of Bluegreen as a Senior Vice President and such other duties as shall be assigned to him by the Chief Executive Officer. Additionally, Employee shall have duties, authority and responsibility commensurate with his position and those of executives of similarly sized companies in the industry of which Bluegreen is a part.

Employee shall devote all of his business time to the business and affairs of Bluegreen. Employee shall devote his business time exclusively to the performance of his duties hereunder and shall carry out his duties in a good and professional manner. We recognize that Employee has minor outside duties associated with being a restaurant owner/board member.

Employee shall be subject, and shall report, to the Chief Executive Officer of Bluegreen.

5. ANNUAL BASE SALARY.

Beginning on the date of the commencement of his employment in the Corporate office no later than September 30, 1999, Employee's base salary through April 1, 2000, shall be at the rate of $175,000 annually, payable bi-weekly. Thereafter, Employee's base salary amount will be reviewed annually at the commencement of each fiscal year. This base salary shall not be reduced below $175,000 annually during the term of this Agreement, including renewals herein.

6. ANNUAL BONUS.

Employee shall be eligible to receive cash bonuses payable annually (or at such lesser intervals as may be approved by the Board of Directors), pursuant to the incentive bonus plan of Bluegreen as approved by the Board of Directors from time to time. Bluegreen agrees that the Employee shall receive as a bonus in April 2000 the amount of $125,000. Commencing with Fiscal Year 2001 (April 3, 2000 through April 1, 2001), and for each fiscal year thereafter the annual bonus amount is subject to periodic review and modification.

For Fiscal Year 2001, Bluegreen agrees to include in the bonus pool for senior management the sum $225,000 for the Employee which he may earn based on the contribution made by the Employee and the success of Bluegreen in meeting its strategic objectives, subject to Board of Director approval, notwithstanding anything to the contrary. Bluegreen agrees that the Employee's annual cash compensation (base salary plus annual bonus) during the term of the agreement shall not go below $300,000 per year.



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7. INITIAL STOCK OPTIONS.

The Employee shall receive as of the day this agreement is executed a Stock Option Agreement for the 100,000 shares of Bluegreen stock with vesting of option shares commencing and at a price set as of the close of the stock market for that day. The stock options shall be granted pursuant to the existing Employee Incentive Stock Option Plan.

8. OPTION REIMBURSEMENT.

The Employee represents to Bluegreen that he presently holds non-vested options for stock of his present employer, which currently have a potential value to the Employee. Bluegreen agrees, as an incentive to the Employee, to compensate the Employee for the lost opportunity on the non-vested stock options the sum of $150,000 subject to the approval of the Board of Directors, which will be paid in the following manner. On the first pay period following the day the Employee commences work for Bluegreen the Employee shall receive a check for 60% of the amount set forth above. On the first pay period following the anniversary of his commencement of work for the next two years the remaining 40% shall be paid in equal installments.

9. BENEFITS.

         (a) Employee shall be entitled, in accordance with Bluegreen's policies and procedures for senior executive personnel (including members of Investment Committee) and Plan Documents, to participation in any pension, savings, 401(k), stock option, employee stock ownership and profit-sharing plans, health insurance, leave, vacation and other employment benefits as are made available from time to time by the Board to or for the benefit of Company management.

         (b) During his term of employment, Employee shall be entitled to prompt reimbursement of all reasonable expenses incurred in the course of and pursuant to the performance of his duties hereunder and in connection with promoting and carrying out the business of Bluegreen in accordance with Company policy and procedures. Employee agrees to maintain adequate documentary proof and written records, in such detail as the Company may reasonably request, of all fees, costs and expenses to be reimbursed by the Company hereunder.

         (c) Employee shall be eligible beginning in April 2000 to receive additional stock options as may be approved by the Board of Directors from time to time.

         (d) Employee shall also receive reimbursement for reasonable relocation expenditures including, but not limited to: (1) transportation of Employee's household goods from California to the Boca Raton, Florida area;



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              (2) temporary housing in the Boca Raton, Florida area for a period of up to ninety days; and (3) reimbursement for travel related expenditures incurred for three (3) househunting trips. Employee agrees to coordinate all relocation activities through Bluegreen's Human Resources department. Reimbursed relocation expenditures will be treated as taxable compensation to Employee as required by IRS regulations.

9. AUTOMATIC RENEWAL; NOTICE OF NON-RENEWAL.

         (a) This Agreement shall automatically renew itself at the end of the third year and each year thereafter, unless either party shall give notice to the other of their intention not to renew the Agreement. Any notice of intention not to renew shall be given at least sixty (60) days prior to the expiration of the applicable term.

         (b) A notice of non-renewal by Bluegreen shall be deemed a termination without cause as of the end of the then term, except that if the determination by Bluegreen not to renew is based upon an event or action which would permit a for cause termination as defined herein, it shall be deemed a "for cause" termination.

              A notice of non-renewal by Employee shall be deemed a termination without cause.

         (c) Bluegreen may, by written notice to Employee, terminate this Agreement with or without cause at any time, subject to provisions as set forth in paragraphs 11 & 15.

9. TERMINATION WITHOUT CAUSE BY BLUEGREEN.

         (a) Bluegreen may, by written notice to Employee, terminate Employee's employment hereunder at any time without cause, or elect not to renew this Agreement without cause, provided that it delivers to Employee a sixty (60) day written notice of such termination or election and provides to Employee the payments required in this paragraph. Upon termination of Employee's employment pursuant to this paragraph, Employee shall be paid the base salary and a minimum bonus amount of $125,000 to which Employee is entitled under paragraph 5 and 6 herein, at Bluegreen's regular and customary intervals for such payment, subject to the appropriate deductions in accordance with federal and state law and such deductions for continuing benefits, if any.





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              Upon the termination of employment, Bluegreen shall further promptly pay to Employee all other amounts to which Employee is entitled in accordance with this Agreement and Bluegreen policies and procedures (e.g. expense accounts, vacation pay, etc.).

         (a) Upon termination without cause by Bluegreen, Employee shall, in addition to the payment of the base salary and minimum bonus above provided for, and to all other amounts due him from Bluegreen, receive at the same time as bonus payments are made to other executive Employees, a pro rata share of any bonus payable for the fiscal year during which the termination occurred, determined upon the same basis that his bonus would have been determined had he continued in employment for the entire fiscal year of termination, provided that at the time of payment he is not in breach of any of the continuing obligations imposed upon him in paragraph 17 herein. The Employee shall be entitled to receive a pro rata share of the bonus amount only if that amount would exceed the minimum bonus guaranteed by this agreement.

         (b) Upon Employee's termination by Bluegreen without cause, all options theretofore granted to Employee that are not vested shall immediately vest including any balance due, in whole or in part, on amounts owed pursuant to paragraph 8 herein will be immediately paid.

12. TERMINATION BY EMPLOYEE WITHOUT CAUSE.

If Employee terminates this Agreement upon sixty (60) days notice to Bluegreen without reason or cause as defined in paragraph 16, or gives notice of his intention not to renew, Employee shall be entitled to receive only those amounts owing to him as defined in Paragraph 5 herein, as of the time of the termination of his employment, which amounts shall be paid to him promptly on the termination of employment in accordance with Bluegreen policies and procedures.

13. DISABILITY.

 In the event that Employee shall be incapacitated by reason of mental or physical disability during the term of his employment hereunder so that he is substantially prevented from performing his duties and services hereunder for a period of ninety (90) consecutive days, or for shorter periods aggregating 120 days during any 12-month period, Bluegreen thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon Employee's employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by Bluegreen, all amounts for business related expenses incurred by Employee on behalf of Bluegreen, and on a bi-weekly basis, his base salary as in effect on the date of termination for twelve (12) months. At such time, all options theretofore granted to




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Employee that are not vested shall immediately vest, and any balance due, in whole or in part, on amounts owed pursuant to paragraph 8 herein will be immediately paid. Employee shall accept such payments in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

14. DEATH.

In the event of Employee's death during the term of his employment hereunder, Employee's designated beneficiary or, if no such beneficiary shall have been designated by Employee, the estate of Employee, shall be entitled to receive and shall be paid by Bluegreen any and all of Employee's unpaid salary compensation due as of the date of his death, and any other amounts due to Employee, in each case through the date of death. In addition, as of date of death, all options theretofore granted to Employee that are not vested shall immediately vest, and any balance due, in whole or in part, on amounts owed pursuant to paragraph 8 herein will be immediately paid. Except as otherwise noted herein, Employee shall be entitled to no payments or benefits following the date of death. Such payments shall be in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee (or Employee's estate) otherwise than under this Agreement.

15. TERMINATION FOR CAUSE BY BLUEGEEN.

         (a) Bluegreen shall have the right to terminate the employment of Employee subject to a thirty (30) day notification period or elect not to renew this Agreement, for cause, at any time if:

              (i) Employee shall be convicted by a court of competent and final jurisdiction of any crime (whether or not involving Bluegreen) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to materially and adversely reflect upon the reputation of Bluegreen or its senior management; or

              (ii) Employee shall commit any act of embezzlement, fraud or similar dishonest and injurious conduct against or with respect to Bluegreen; or

              (iii) Employee shall demonstrate injurious misconduct in connection with the performance of his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Chief Executive Officer in accordance with the provisions herein); or



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              (iv)    Employee shall demonstrate negligent, reckless or grossly
                      negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under this Agreement and as assigned to him from time to time by the Chief Executive Officer in accordance with the provisions herein.

         (a) Any determination to terminate Employee for cause pursuant to paragraph 15 (a) herein shall be made in the good faith judgment of the Chief Executive Officer following a bona fide investigation conducted by Bluegreen and/or its designee.

         (b) In the event that the employment of Employee shall be terminated by Bluegreen for cause pursuant to this paragraph, Employee shall be entitled to receive his salary, and any other amounts properly due from Bluegreen to Employee, through the date of such termination.

16. TERMINATION BY EMPLOYEE WITH CAUSE.

Employee may, by written notice to Bluegreen, terminate Employee's employment hereunder, provided that he delivers to Bluegreen not less than sixty (60) days advance written notice of such termination (the sixty (60) day period between such notice and termination being referred to herein as the "Termination Period"). During the Termination Period, so long as Employee performs his duties and responsibilities as required in accordance with this Agreement (and so long as Bluegreen is not entitled to terminate Employee for cause pursuant to paragraph 15 herein, in which case the provisions of paragraph 15, and not this paragraph 16, shall apply), Employee shall be entitled to the salary, bonus and benefits (to the extent earned and accrued) described in this Agreement in Paragraph 11, in each case, payable at Bluegreen's regular and customary intervals for such payment or benefit.

              The following events shall, ipso facto, constitute a termination with cause:

              (i) Employee is assigned to any position, duties or responsibilities that are significantly diminished when compared with the position, duties or responsibilities of the Employee on the date of this Agreement, except when such action is taken because of Employee's inability to perform his duties;

              (ii) the Employee is requested to engage in conduct that is reasonably likely to result in a violation of law;

              (iii) the failure by Bluegreen to obtain the assumption of, and agreement to perform, this Agreement by any successor to its business;



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              (iv)    repudiation by Bluegreen of any material obligation of
                      Bluegreen under this Agreement;

              (v) the sale of all or substantially all of the business and/or assets of Bluegreen or the liquidation of Bluegreen;

              (vi)    a change in the Employee's direct reporting relationship.

17. RESTRICTION ON EMPLOYEE'S ACTIVITIES FOLLOWING TERMINATION.

Employee agrees that following termination by Bluegeen of his employment for cause or termination by Employee of his employment without cause as defined herein, and for a period of six (6) months thereafter:

         (a) NON-COMPETITION. Employee shall not, directly or indirectly, for himself or any other person or entity, engage in or have any interest in any sole proprietorship, partnership, corporation, association or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in competition (as defined herein) with Bluegreen and/or any subsidiary Employee is involved with, provided, however, that Employee may acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. The Employee acknowledges that Bluegreen would be severely and adversely affected if the Employee engages in competition with Bluegreen.

         (b) NONDISCLOSURE. Employee will not divulge, communicate, utilize or exploit in any way other than in performing his duties hereunder, any material confidential information (as hereinafter defined) pertaining to the business of Bluegreen. Any material confidential information or data now or hereafter acquired by the Employee with respect to the business of Bluegreen (which shall include material information concerning Bluegreen's sourcing information and marketing and promotion of Bluegreen's products and services) shall be deemed a valuable, special and unique asset of Bluegreen that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to Bluegreen with respect to all of such information during the Employee's employment hereunder and for a period of six (6) months thereafter. In addition, with respect to specific contractual relationships of Bluegreen, Employee shall not divulge, communicate or utilize or exploit in any way other than in performing his duties hereunder and





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              shall remain a fiduciary with respect to confidential information relating to such contractual relationships of Bluegreen for the longer of (a) the term of such contract, or (b) six (6) months after the end of the Employee's employment hereunder. For purposes of this Agreement "confidential information" means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by Bluegreen (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally known, about Bluegreen's products and services. Notwithstanding the above, any information generally available to the public or information that has been previously disclosed by another Bluegreen employee to the public is excluded.

         (c) NON-SOLICITATION OF EMPLOYEES. Employee will not, directly or indirectly, for himself or for any other person, firm, corporation partnership, association or other entity attempt to recruit, either directly or indirectly, any present employee of Bluegreen, unless such employee has not been employed by Bluegreen for a period in excess of six (6) months.

         (d) BOOKS AND RECORDS. All books, records, accounts and similar tangible repositories of confidential information of Bluegreen, whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of Bluegreen and shall be returned immediately to Bluegreen on termination of this Agreement, or at the request of the Chief Executive Officer at any time.

         (e) COMPETITION. Competition, as used herein, shall mean any organization or persons who are in the business of land development or time sharing within any state or jurisdiction in which Bluegreen is, at the time of termination of employment, itself engaged in land development or time sharing.

18. INJUNCTION.

Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that, in connection with such services, he will have access to confidential, proprietary and/or sensitive competitive information vital to Bluegreen's business operations and prospects and that therefore the restrictive covenants set forth in paragraph 17 are fair and reasonable, are material to this Agreement and have materially induced Bluegreen to enter into this Agreement and provide the benefits to Employee provided hereunder. Accordingly, Employee consents and agrees that if he violates or breaches any of the provisions of paragraph 17, Bluegreen would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, Bluegreen shall be entitled to apply to any court of competent jurisdiction, for an injunction restraining Employee from committing or continuing any such violation of this Agreement, or for such other equitable or special relief that Bluegreen shall deem




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appropriate in view of such violation. Nothing in this Agreement shall be construed as prohibiting Bluegreen from pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

19. MODIFICATION OF RESTRICTIONS.

In the event that any of the provisions continued in this agreement shall be held to be in any way an unreasonable restriction on Employee or otherwise void or unenforceable, then the court so holding may reduce the territory and/or period of time in which such restriction operates, or modify or eliminate any such restriction, to the extent necessary to render such paragraph enforceable to the maximum extent permitted by law.

20. ARBITRATION.

Save for the provisions of paragraph 18 with respect to injunctive relief, all disputes arising under this Agreement shall be subject to arbitration, and neither party shall bring any action in any court with reference thereto except to obtain enforcement of any arbitration award. Arbitration shall be in accordance with and under the rules of the American Arbitration Association as in effect at the time of the dispute unless the parties shall agree to some different alternative dispute resolution method. All costs, expenses and awards under the arbitration or alternative dispute resolution method shall be divided between the parties as the arbitrator may determine.

The arbitrator's decision shall be final.

21. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

22. NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Bluegreen:

Patrick E. Rondeau, Esq.
Bluegreen Corporation
4960 Blue Lake Drive
Boca Raton, FL  33431






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If to Employee:

David D. Philp
Bluegreen Corporation
4960 Blue Lake Drive
Boca Raton, FL  33431

Or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

23. SEVERABILITY.

The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement of any part there of all of which are inserted conditioned on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both the otherwise invalid provisions will be considered to be reduced to a period or area, which would cure such invalidity.

24. WAIVERS.

The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate as nor be construed as a waiver of any subsequent breach or violation.

25. DAMAGES.

Subject to the provisions of paragraph 20, nothing contained herein shall be construed to prevent Bluegreen or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

26. NO THIRD-PARTY BENEFICIARY.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Employee, his heirs, personal representative(s) and /or legal representative) any rights or remedies under or by reason of this Agreement.





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27. SUCCESSORS.

This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

28. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between Bluegreen and the Employee with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between Bluegreen and the Employee with respect to his employment.

29. COUNSEL.

Bluegreen and the Employee represent and agree that each of them have thoroughly discussed all aspects of this Agreement with their respective attorneys, and that they have carefully read and fully understand all of the provisions of this Agreement and have voluntarily entered into it.

30. MISCELLANEOUS.

The captions and headings herein are for convenience of reference only and shall not be deemed to be a part of the substance of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BLUEGREEN CORPORATION



/s/ GEORGE F. DONOVAN                       /s/ DAVID D. PHILP
- ----------------------------                ------------------------------
George F. Donovan                           David D. Philp
Chief Executive Officer                     Employee
Bluegreen Corporation











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